Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 3, 2010 (the “Effective Date”), by and between CoBiz Financial Inc., a Colorado corporation (the “Company”), and N. Bruce Callow (“Employee”).

1.             Employment.  The Company agrees to employ Employee, and Employee agrees to work for the Company, in the capacity or capacities specified on Exhibit A or in such other capacities with the Company and its subsidiaries as may be determined from time to time by the Company, on the terms and subject to the conditions established in this Agreement.  Employee will report to the Reporting Person designated in Exhibit A, subject to change by the Company from time to time.  This Agreement and Employee’s employment by the Company shall continue for the term set forth in Section 5(a) below or until earlier termination as provided in Section 5(b) below.  Terms capitalized and not otherwise defined herein are used as defined in Exhibit B.

2.             Responsibilities of Employment.  Employee shall devote his or her full business time and effort to the performance of his or her responsibilities under this Agreement and shall not provide services to, or own any equity or other interest in, any other entity, other than passive investments that do not interfere with the performance of Employee’s responsibilities hereunder.  Employee shall perform his or her responsibilities diligently, faithfully and to the best of his or her abilities.  Employee shall comply with and carry out the policies, programs and directions of the Company, including, without limitation, the Company’s Code of Ethics and Insider Trading Policies as in effect from time to time.

3.             Compensation.  The Company will compensate Employee for his or her services as follows:

(a)           Base Compensation.  The Company will pay Employee not less than the monthly base compensation specified on Exhibit A, payable in accordance with the Company’s normal payroll schedule.  Employee’s base compensation will be reviewed annually and may be increased or decreased from time to time, so long as a decrease does not amount to a decrease constituting Good Reason as defined in Exhibit B, in the sole discretion of the Company’s Board of Directors or such officers as the Board of Directors designate as having such discretion.

(b)           Plans.  Employee will be eligible to participate in all medical, dental, vision and other employee welfare plans maintained by the Company from time to time and available to similarly situated employees of the Company, in accordance with the terms of such plans.

(c)           Vacation.  Employee will be entitled to paid vacation each year as specified on Exhibit A, subject to the Company’s general vacation policy as in effect from time to time.

(d)           Discretionary Bonus Plan.  Employee will be eligible to participate in such discretionary bonus plans as the Company may establish from time to time for similarly situated employees of the Company, in accordance with the terms of any such plans and any amendments thereto.  This subparagraph shall not be construed to require the Company to provide any discretionary bonus plans or programs.  The Company may terminate or modify such plans or programs at any time, in its sole discretion.

(e)           Equity Incentive Plans.  Employee will be eligible to participate in such stock option and other equity incentive plans as the Company may establish from time to time for similarly situated employees of the Company, in accordance with the terms of any such plans and any amendments thereto.  This subparagraph shall not be construed to require the Company to provide any such plans or programs.  The Company may terminate or modify such plans or programs at any time, in its sole discretion.

(f)            Automobile Allowance.  Employee will be entitled to an automobile allowance of $600 per month, which will be paid to Employee not later than the last day of each month.

(g)           Cell Phone.  The Company will provide Employee with a cell phone for use in performing his or her duties under this Agreement and will pay all charges for such use.

(h)           Parking.  The Company shall arrange and pay for a parking space for Employee’s automobile in a parking lot or structure selected by it within a reasonable distance from Employee’s principal place of employment.

(i)            Club Dues.  The Company will pay Employee’s monthly dues (but not the initial membership fee) for a country, health or social club selected by Employee and approved by the Compensation Committee of the Board.

The payment of compensation and the provision of benefits will be subject to all applicable federal, state and local tax withholding and reporting requirements.

4.             Reimbursement of Expenses.  Employee will be entitled to reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by him or her on behalf of the Company in the course of performing his or her duties hereunder under the Company’s expense reimbursement policy, as may be amended from time to time, applicable to similarly situated employees, upon furnishing appropriate documentation in accordance with such policy as in effect at the time the expense is incurred.

5.             Term; Termination.

(a)           Term.  The initial term of this Agreement will begin on the Effective Date and will continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”) or, if sooner, until this Agreement is terminated pursuant to Section 5(b).  If this Agreement continues in effect until the third (3rd) anniversary of the Effective Date, it will thereafter automatically renew for successive one-year terms (each, a “Renewal Term”) unless either party gives written notice of non-renewal to the other at least thirty (30) days prior to the end of the then-current term or this Agreement is otherwise terminated as provided herein.  Should Employee continue in his position or any other position after expiration of the Initial Term (if there is no Renewal Term) or after any Renewal Term (if there is no subsequent Renewal Term), he will thereafter become an employee “at will” subject to the policies and procedures of the Company as applicable to all employees until such time as the parties enter into a written agreement modifying Employee’s “at-will” employment.

(b)           Termination.  This Agreement, the Employee’s base compensation and any and all other rights of the Employee under this Agreement or as an employee of the Company will terminate (except as otherwise provided in this Agreement): (i) immediately upon the death of the Employee; (ii) upon the termination of employment due to the Disability of the Employee immediately upon notice from either party to the other; (iii) upon termination of the employment of Employee for Cause, immediately upon notice of such termination from the Company to the Employee after the end of any applicable cure period, or at such later time as such notice may specify; (iv) upon termination of the employment of Employee without Cause, immediately upon notice from the Company to the Employee, or at such later time as such notice may specify; (v) upon voluntary resignation by the Employee for Good Reason, immediately upon notice of such termination from the Employee to the Company after the end of any applicable cure period, or at such later time as such notice may specify; (vi) upon voluntary resignation by the Employee without Good Reason, immediately upon notice from the Employee to the Company, or at such later time as such notice may specify; or (vii) if either party gives notice of non-renewal under Section 5(a), then at the end of the then current Initial Term or Renewal Term.

6.             Effect of Termination.  Upon termination of this Agreement by the Company or by Employee, including termination upon the death or Disability of Employee, the rights and obligations of Employee, and the Company shall be as provided in this Section 6.

(a)           Compensation through Termination Date.  Upon any termination of this Agreement pursuant to Section 5(b), the Company (i) will pay Employee his or her base compensation pursuant to Section 3(a) through the date of termination, (ii) will pay Employee for vacation accrued but not taken under Section 3(c) in accordance with its vacation policy, and (iii) will reimburse Employee pursuant to Section 4 for expenses incurred prior to the termination, provided that the request for such reimbursement is made by the Employee no later than 10 days after the termination of this Agreement.  Except as specifically provided in this Section 6, the Company will have no obligation to pay any severance, salary, benefits or other compensation or damages at or after the date of termination.  All payments under this Section 6(a) shall be at the earliest possible time and no later than 15 days after the Employee’s termination date.

(b)           Severance Upon Termination Without Cause or for Good Reason.  If Employee’s employment is terminated by the Company without Cause pursuant to Section

5(b)(iv) or by Employee with Good Reason pursuant to Section 5(b)(v), then, in addition to the amounts payable under Section 6(a), the Company will pay Employee severance equal to his or her base compensation under Section 3(a) as in effect on the date of termination for the Severance Period specified in Exhibit A.

(c)           Additional Severance for Bonus.  If severance is payable under Section 6(b) and if Employee received a bonus from the Company in respect of the last full fiscal year ending prior to the date of termination, the Company shall pay to Employee additional severance equal to the average of the bonuses paid to Employee in respect of each year in the three-year period ending with such last full fiscal year (or if Employee had not been employed for all of that three-year period, the average of the bonuses paid with respect to each full fiscal year in which Employee was employed), in each case, pro rated to the effective date of the termination.

(d)           Increased Severance Upon Termination Following Change of Control.  If severance is payable under Section 6(b), and if notice of such termination without Cause by the Company or termination by the Employee with Good Reason pursuant to Section 6(b) was given by the Company or Employee within 180 days after a Change of Control, (i) the severance payable under Section 6(c) shall be the full amount of the bonus or average bonus described therein and shall not be pro rated to the date of termination and (ii) except as otherwise provided in Section 6(b), the severance payable under Sections 6(b) and (c) shall be increased by multiplying the amount otherwise payable (as adjusted pursuant to clause (i)) by the Change of Control Multiple specified in Exhibit A.  For the avoidance of doubt, the increased severance payable to Employee pursuant to this Section 6(d) will be paid to the Employee over the time period specified in Section 6(e) below.

(e)           Payment.  Severance payable under Sections 6(b) and (c) (as potentially adjusted under Section 6(d)) shall be payable in 12 equal monthly installments commencing on the last day of the first full calendar month following the date the Employee’s release under Section 6(g) becomes fully and finally effective after the effective date of termination.  All severance payments shall be subject to normal withholding.

(f)            Continuation of Benefits.  If severance is payable under Section 6(b), provided that the Employee timely elects COBRA continuation coverage under any one or more of the Company’s medical, dental and vision insurance plans for the Employee and/or the Employee’s covered dependents, the Company will pay or reimburse the Employee for that portion of the COBRA continuation coverage premiums for the Employee and his covered dependents that would result in the Employee’s portion of such COBRA continuation coverage premiums being equal to the premiums paid by similarly situated active employees of the Company for the same coverage, for the shorter of (i) 12 months or (ii) the maximum period of COBRA continuation coverage available to the Employee and his dependents.  The payment or reimbursement by the Company as provided in the immediately preceding sentence shall be made as necessary to cause the cost to Employee of such coverage to equal the cost that Employee would have incurred if continued direct participation under the plans had been permissible.  The Company’s obligation for payment or reimbursement under this Section 6(f) as to each such plan shall terminate if and when Employee becomes eligible to participate in a medical, dental or vision plan, as the case may be, of another employer, without regard to the relative level of benefits provided by the Company’s plan and the plan of the other employer.

(g)           Severance Conditioned on Release.  Employee’s right to receive severance and premiums for COBRA continuation coverage in the Company’s medical, dental and vision insurance plans as provided in Sections 6(b) through 6(f) will (i) be contingent upon Employee’s execution of a release of all claims against the Company and its Affiliates (other than the right to receive severance and premiums for COBRA continuation coverage under this Section 6) in form and substance and under procedures reasonably believed by the Company to be adequate to effectively waive all such claims under applicable laws and (ii) automatically terminate upon any breach by Employee of Section 7 or 8 of this Agreement.  The Company will provide the form of such release to Employee at the time of any termination as a result of which severance is payable.  If the release does not become fully and finally effective until legally prescribed periods have elapsed, notwithstanding any other provision of this Agreement, no severance shall be payable until all such periods have elapsed and the release has become fully and finally effective.

(h)           Deferral.  The Company may elect to defer any payment of severance that may become due to Employee if, at the time the payment becomes due, the Company or any bank owned by the Company is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause the Company’s or any such bank’s capital to fall below such minimum capital requirements provided, however, that any such deferral complies in all respects with Internal Revenue Code Section 409A (“Section 409A”) to the extent applicable.  In this event, the Company will resume making the payments as soon as it can do so without violating such minimum capital requirements or as soon as payment is permitted under Section 409A if applicable.

(i)            Compliance with Section 409A.  It is intended that the severance payments and benefits provided under this Section 6 be exempt from the provisions of Section 409A to the fullest extent possible.  To the extent that any such payment or benefit is subject to Section 409A then, notwithstanding anything in this Agreement to the contrary, any amount that becomes payable under this Agreement to the Employee upon the Employee’s termination of employment shall not be paid unless such termination of employment constitutes a separation from service under Section 409A and payment of any severance amount under Section 6 shall not commence until sixty (60) days after such separation from service.  A “separation from service” means a separation from service with the Company and all other persons or entities with whom the Company would be considered a single employer under Section 409A.  If the Company determines in good faith that the Employee is a “specified employee” under Section 409A then, to the extent required under Section 409A, any amount that otherwise would be payable to the Employee during the six-month period following the Employee’s separation from service shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of the Employee).  The amount that otherwise would be payable to the Employee during such period of suspension shall be paid in a single payment on the day following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within thirty (30) days following the death of the Employee during such six-month period, provided that the death of the Employee during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of the Employee’s death.  Any amounts not subject to the suspension described in the preceding sentence shall be paid as otherwise provided in this Agreement.

(j)            Upon termination of Employee’s employment for any reason, Employee agrees to resign, in writing, as of the date of such termination and to the extent applicable, from the board of directors (and any committees thereof) of the Company and any of its Affiliates and any other positions then held by Employee, or to which Employee has been appointed, designated or nominated with the Company and its Affiliates.

7.             Protective Covenants.

(a)           Non-Solicitation / Non-Disparagement.  Employee agrees that, without the Company’s prior written consent, during the period commencing on the Effective Date and ending on the first anniversary of the effective date of termination of Employee’s employment with the Company, neither Employee nor any Affiliate of Employee will:

(i)            Solicit or induce, directly or indirectly, any Person who is or was during the six-month period preceding such solicitation or inducement an employee or agent of the Company or of any Affiliate of the Company to terminate such Person’s relationship with the Company or such Affiliate or to enter into an employment or agency relationship with any Person other than the Company or an Affiliate of the Company;

(ii)           Solicit or induce, directly or indirectly, any customer of the Company or of any Affiliate of the Company to terminate or reduce the extent of such customer’s business with the Company or such Affiliate or to become a customer of any other Person in respect of products or services offered by the Company or any of its Affiliates; or

(iii)          Make any statements or take any action that could reasonably be expected to damage the reputation, standing or business of the Company or of any Affiliate of the Company.

(b)           Judicial Modification. Employee acknowledges and agrees that the restrictions set forth in this Section 7 are reasonable and necessary in duration and scope to protect the legitimate interests and expectations of the Company.  If, contrary to the agreement and intent of the parties, a court of competent jurisdiction should find that any such restriction is unenforceable as written, the parties intend and agree that such restriction will be deemed modified to the minimum extent necessary to render it enforceable and will be enforced as so modified.

8.             Confidentiality.  Except as may be required in connection with his or her employment under this Agreement, Employee will not, directly or indirectly, use or disclose to any other Person any information of a confidential or proprietary nature belonging or relating to the Company or any of its Affiliates, or any information the disclosure of which could reasonably be expected to have an adverse effect on the Company, its businesses, property or financial condition, including but not limited to information concerning the Company’s methods of operation, techniques, know-how, plans, policies, customers, suppliers, representatives or other matters of any kind or description relating to the products, services, or businesses of the Company or any of its Affiliates.  All records, files, documents, equipment and the like relating to the Company’s businesses which Employee may prepare, use, possess or observe shall be and remain the sole property of the Company, and upon termination of his or her employment hereunder for any reason, Employee shall return to the Company any items of that nature and any copies thereof which he or she may have in his or her possession or control.

9.             Indemnity.

(a)           Indemnification.  Company will indemnify Employee (and, upon his death, his heirs, executors and administrators) to the fullest extent permitted by law against all losses, liabilities, costs and expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Losses”) reasonably incurred by him in connection with or arising out of any pending, threatened or completed action, suit or proceeding brought by a third party in which he may become involved by reason of his having been an officer or director of the Company or any Affiliate of the Company, unless the acts or omissions giving rise to the pending, threatened or completed action arise or result, in whole or in part, from the actual or alleged gross negligence or willful misconduct of the Employee.  The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Employee may have under any applicable bylaw or charter provision of Company or any Affiliate of the Company or any applicable statute.

(b)           Advancement of Expenses.  In the event that Employee becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which the Company is required to indemnify him or her, the Company will, to the fullest extent permitted by law, advance all Expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from Employee to reimburse the Company for all amounts actually paid by the Company to or on behalf of Employee in the event it shall be ultimately determined that the Company is not obligated to indemnify Employee for such amounts, and to assign to the Company all rights of Employee to indemnification under any policy of directors and officers liability insurance to the extent of the amounts actually paid by Company to or on behalf of Employee.

(c)           Litigation.  Unless precluded by an actual or potential conflict of interest, Company will have the right to recommend counsel to Employee to represent him in connection with any claim covered by this Section 9.  Further, Employee’s choice of counsel, his decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to Company’s prior reasonable approval in writing.

10.           Damages for Breach / Injunctive Relief.  Employee acknowledges that should he breach Section 7 or 8 of this Agreement, the Company will be entitled to pursue all available remedies, including injunctive relief and money damages.  The parties acknowledge and agree that any breach of Employee’s covenants set forth in Section 7 or 8 will result in irreparable damage to the Company for which there may be no adequate remedy at law.  Therefore, the parties agree that the Company may in its sole discretion seek an order enjoining any breach of such covenants, without prejudice to any other right or remedy to which the Company may be entitled at law or in equity.  The parties further agree that, in any action brought by the Company as a result of Employee’s breach of any of the covenants set forth in Section 7 or 8 above, the Company shall be entitled to all reasonable costs and expenses, including reasonable attorneys’ fees incurred in connection therewith.

11.           Arbitration.  Any dispute arising out of this Agreement or connected with Employee’s employment will be submitted to binding arbitration in Denver, Colorado.  The arbitration will be conducted by one arbitrator selected by the parties from the Judicial Arbiter Group or, if the Judicial Arbiter Group is not available, by the American Arbitration Association or another arbitral body selected by the parties.  The American Arbitration Association Employment Arbitration Rules shall govern the arbitration.  The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction.  Notwithstanding this arbitration provision, the Company will be entitled to apply to any court of competent jurisdiction for injunctive relief under Section 10.  The prevailing party in any arbitration shall be entitled to his or its reasonable costs and expenses, including reasonable attorneys’ fees incurred in connection therewith.

12.           EESA Compliance.

(a)           The Company has entered into agreements with the U.S. Treasury Department (“UST”) under which the Company issued preferred shares (“Preferred Shares”) and other securities to the UST as part of the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”).  Employee may be deemed to be a highly compensated person subject to the executive compensation limitations set forth in Section 111 of EESA, has determined that the Company’s participation in the CPP is of material benefit to Employee and agrees to abide by all existing and future terms of EESA, and any regulations thereunder, restricting payment of compensation to Employee.

(b)           EESA imposes certain restrictions on employment agreements (including this Agreement), severance, bonus and incentive compensation, stock options and awards, and other compensation and benefit plans and arrangements (“Plans”) maintained by the Company and its affiliates and requires that such restrictions remain in place for so long as the UST holds any debt or equity securities issued by the Company.  The parties hereby agree that all Plans providing benefits to Employee shall be construed and interpreted at all times that the UST maintains any debt or equity investment in the Company in a manner consistent with EESA, and all such Plans shall be deemed to have been amended as determined by  the Company so as to comply with the restrictions imposed by EESA.  Employee recognizes that such changes may result in the reduction or elimination of benefits otherwise provided to Employee under this Agreement or any other Plan.  Notwithstanding any other terms of this Agreement or any other Plan providing benefits to Employee, to the extent that any provision of this Agreement or any other Plan is determined by Company, to be subject to and not in compliance with EESA, including the timing, amount or entitlement of Employee to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA.  Without limiting the foregoing, any “golden parachute payment” or other severance payments due in connection with termination of Employee’s employment with Company provided under this Agreement or any other Plan, as defined for purposes of EESA, including any benefits payable under Section 6, shall be prohibited if such termination occurs while UST holds any debt or equity securities issued by the Company and it is determined that such a payment to Employee would constitute a violation of EESA.  The parties hereto further agree that (i) Employee shall at no time be entitled to receive any compensation based upon incentives that encourage Employee to take unnecessary and excessive risks on behalf of Company; and (ii) Employee shall promptly repay Company or any other affiliated entity compensating Employee, within thirty (30) days of demand, the amount of any bonus or incentive compensation paid to Employee based upon statements of earnings, gains or other criteria that are later determined by the Company to be materially inaccurate.  If Employee fails to repay the Company within thirty (30) days of demand, the Company will be entitled to recover all of its reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection with its efforts to collect such payment from Employee.

13.           Governing Law; Interpretation.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado.  The titles of the Sections have been inserted for convenient reference only and will not affect the construction of this Agreement.

14.           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provision.  If any provision is found to be invalid or unenforceable as written, it will be deemed modified to the minimum extent necessary to render it valid and enforceable.

15.           Benefit.  This Agreement may not be assigned by either party without the written consent of the other, and any assignment without such consent will be null and void; provided that the Company may assign this Agreement, without Employee’s consent, to any successor to all or substantially all of the Company’s business and assets or to any successor to all or substantially all of the business and assets of the Affiliate of the Company for which Employee primarily worked.  Subject to that limitation, this Agreement will be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns.

16.           Notices.  All notices given under this Agreement will be in writing.  Any notice may be transmitted by any means selected by the sender.  A notice that is mailed to a party at its address given below, registered or certified mail, return receipt requested, with all postage prepaid, will be deemed to have been given and received on the earlier of the date reflected on the return receipt or the third business day after it is posted.  A notice sent by facsimile transmission to a party at its facsimile number given below will be deemed to have been given and received upon confirmation of transmission by the sender’s facsimile machine.  A notice transmitted by recognized overnight courier service to a party at its address given below will be deemed given and received on the first business day after it is delivered to the courier.  A notice given by any other means will be deemed given and received only upon actual receipt.  The addresses and facsimile numbers of the parties for notice purposes are as follows:

If to the Company:

CoBiz Financial Inc.

821 – 17th Street

Denver, Colorado 80202

Attn: Chief Executive Officer

Facsimile No.: (303) 312-3413

If to the Employee:

To the address or facsimile number set forth on Exhibit A.

Either party may change his, her or its address or facsimile number for notice purposes by written notice to the other party.

17.           Modification.  No failure by either party to insist upon the strict performance of this Agreement on one or more occasions will constitute a waiver of any right or remedy hereunder.  This Agreement may be amended, and any right or remedy hereunder may be waived, only in a writing signed by the party against whom the amendment or waiver is asserted.

18.           Waiver of Other Benefits.  Employee irrevocably waives any right he might otherwise have to receive any severance, damages or other post-termination payments or benefits from the Company, except for those provided in this Agreement.  This waiver expressly includes, without limitation, any amounts payable under any severance plan or policy adopted by the Company.

19.           Survival.  The provisions of Sections 6 (insofar as they require payments after termination) and 7 through 21 shall survive the termination of this Agreement.

20.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written.  In entering into this Agreement, neither party has made or relied upon any representation or promise not set forth herein.

21.           Interpretation of Agreement.  The parties acknowledge and agree that the terms and conditions of this Agreement have been arrived at after thorough bargaining and negotiation, and that the Agreement shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by one of the parties.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

COMPANY:

CoBiz Financial Inc.

By:	/s/ Steve Bangert
Name: Steve Bangert
Title: Chairman and Chief Executive Officer

EMPLOYEE:

/s/ N. Bruce Callow
N. Bruce Callow

EXHIBIT A

TERMS OF EMPLOYMENT

Name of Employee:	N. Bruce Callow

Capacity(ies):	Executive Vice President - Wealth Management

Reporting Person:	Chief Executive Officer

Minimum Base Compensation: $22,917.28 per month

Vacation:	Four (4) weeks per year

Severance Period:	Twelve (12) months following the effective date of termination of employment.

Change of Control Multiple:	2.0

Address of Employee:	N. Bruce Callow
821 17th St
Denver, Colorado 80202

A-1

EXHIBIT B

Definitions

“Affiliate” means, with respect to a specified Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with the specified Person, (ii) any trust in which the specified Person holds 10% or more of the beneficial interest, as beneficiary, settler or otherwise, (iii) any member of the immediate family of the specified Person, (iv) any director, executive officer, manager, member, partner or trustee of the specified Person, or (v) any other Person in which the specified person or any Affiliate of the specified Person owns a beneficial interest of 10% or more.

“Cause” for the termination by the Company of Employee’s employment means (i) a breach by Employee of Section 7 or 8 of the Agreement, (ii) a breach of any other provision of this Agreement by Employee which, if curable, has not been cured within 15 days after notice from the Company, (iii) theft or embezzlement from or other dishonesty involving the Company by Employee, (iv) the commission by Employee of a crime involving moral turpitude or constituting a felony, (v) gross negligence or willful misconduct with respect to Employee’s duties and responsibilities to the Company, (vi) the willful failure or refusal of Employee to perform his duties under this Agreement or to carry out the lawful instructions of the Reporting Person or Board of Directors, (vii) a material violation of the standards of conduct or code of ethics established by the Company or (viii) Employee engages in self-dealing or attempts to obtain any improper personal benefit or profit from the Company or any transaction in which the Company or any Affiliate of the Company has an interest.

“Change of Control” means a change of control, as defined in the following sentences, of the Company.  Change of Control of the Company shall be deemed to have occurred if: (i) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a person who is a shareholder of the Company as of the date of this Agreement, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company; or (ii) the individuals who were members of the Company’s Board of Directors as of the date of this Agreement (the “Current Board Members”) cease for any reason to constitute a majority of the Board of Directors of the Company or its successor; provided, however, that if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this paragraph, be considered a Current Board Member; or (iii) the Company’s shareholders approve (A) a merger or consolidation of the Company and the shareholders of the Company immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.  Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred: (x) solely because 50% or more of the combined voting power of the then

B-1

outstanding voting securities of the Company are acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Company or its subsidiaries; (y) if Employee agrees in writing to waive a particular Change of Control for the purposes of this Agreement; or (z) if the events set forth in subsections (i) and (iii) above occur among or between Affiliates of the Company.

“Disability” has the meaning given to that term (or the most closely analogous term) in the Company’s long-term disability insurance policy as in effect at the relevant time.  If no such policy is in effect, “Disability” means a mental or physical condition that prevents Employee from performing the essential functions of his or her position hereunder, with or without reasonable accommodations by the Company, as determined by the Company in its discretion.

“Good Reason” for the termination by Employee of his employment means (i) Employee is removed from all of the capacities described in Exhibit A, other than for Cause, and is not offered another position with the Company or an Affiliate of the Company that is commensurate with Employee’s education, experience and abilities so as to result in a material diminution of Employee’s authority, duties or responsibilities; (ii) the Company decreases Employee’s base compensation, unless such decrease is an amount that is less than ten percent (10%) of the Employee’s base salary that occurs as part of a compensation reduction instituted by the Company in good faith and which reduces the base compensation of all similarly situated employees of the Company by a comparable percentage to the decrease in Employee’s base compensation, or arbitrarily and capriciously materially decreases Employee’s bonus; or (iii) the Company transfers Employee to a location outside the metropolitan area in which Employee’s employment was based on the date of this Agreement so as to result in a material geographic change; provided that no such action or event shall constitute Good Reason if Employee consents to the action or event, whether before, at or after the time that it is taken.  Notwithstanding anything to the contrary herein, no such action or event shall constitute Good Reason unless Employee gives written notice to the Company within 30 days after the action or event, which notice shall specify the action or event and indicate that Employee believes it constitutes Good Reason as defined herein, and the Company fails to cure the action or event within 30 days after such notice.  In addition, a termination by Employee of his employment shall not be a termination for Good Reason unless notice of the termination is given by Employee within 90 days after the end of the 30-day cure period set forth in the preceding sentence.

“Person” means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

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